Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony Sanzio (Media)
(856) 968-4390
Leonard F. Griehs (Analysts)
(856) 342-6428
CAMPBELL REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS.
Fourth Quarter Adjusted Net Earnings Per Share Were $0.26.
Full Year Adjusted Net Earnings Per Share Were $2.09, Up 7 Percent.
Sales Increased 8 Percent for the Year.
CAMDEN, N.J., September 11, 2008—Campbell Soup Company (NYSE: CPB) today reported net earnings for the quarter ended August 3, 2008 of $89 million, or $0.24 per share, compared to $61 million, or $0.16 per share, in the year-ago period. The current quarter’s reported net earnings included charges associated with previously announced restructuring initiatives. Excluding all items impacting comparability in both periods, adjusted net earnings were $96 million compared to $53 million in the prior year’s quarter and adjusted net earnings per share were $0.26 in the current quarter compared to $0.14 in the year-ago quarter, an increase of 86 percent.
     A detailed reconciliation of the adjusted fiscal 2008 and 2007 financial information to the reported information is attached to this release.
     In March 2008, Campbell completed the sale of the Godiva business, the results of which are reported as discontinued operations for all periods. Additionally, in the third and fourth quarters, Campbell recorded restructuring charges and costs related to previously announced initiatives to improve operational efficiency and enhance long-term profitability, including the sale of certain salty snack foods brands and assets in Australia, the closure of production facilities in Australia and Canada, and the streamlining of its management structure.

     The current and prior quarter’s net earnings included items that impacted comparability. These items are summarized below:

	Fourth Quarter
	2008		2007
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS

Net earnings, as reported	$89	$0.24	$61	$0.16

Continuing Operations

Earnings from continuing operations, as reported	$89	$0.24	$58	$0.15

Adjustment for restructuring charges and related costs	7	0.02	—	—

Adjusted Earnings from continuing operations	$96	$0.26	$58	$0.15

Discontinued Operations

Earnings from discontinued operations, as reported	$—	$—	$3	$0.01

Adjustment for gain on sale of UK/Ireland businesses and resolution of tax audits	—	—	(8)	(0.02)

Adjusted Earnings from discontinued operations	$—	$—	$(5)	$(0.01)

Adjusted Net earnings	$96	$0.26	$53	$0.14

     In the fourth quarter, earnings from continuing operations were $89 million compared to $58 million in the prior year. Earnings per share from continuing operations for the current quarter were $0.24 compared to $0.15 in the year-ago period. Excluding items impacting comparability, adjusted earnings from continuing operations in the fourth quarter were $96 million compared to $58 million in the year-ago period. Adjusted earnings per share from continuing operations were $0.26 compared to $0.15 in the prior-year period, an increase of 73 percent.
     In the prior period, earnings from discontinued operations were $3 million, or $0.01 per share. Excluding items impacting comparability, the adjusted loss from discontinued operations was $5 million, or $0.01 per share, reflecting the seasonality of the Godiva business.
     For the fourth quarter, sales increased 13 percent to $1.715 billion. Sales growth for the quarter reflects the following factors:
•	Volume and mix subtracted 1 percent

•	Price and sales allowances added 5 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 4 percent

•	Divestitures subtracted 2 percent

•	The 53rd week added 8 percent
     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We delivered a very strong quarter, including in our U.S. soup business, to complete a challenging year in which we faced unprecedented cost inflation. For the sixth consecutive year, we met or exceeded our financial guidance. Our more focused portfolio strategy is paying off, as we grew sales and earnings for the year in each of our three core categories—simple meals, baked snacks and healthy beverages.
     “In U.S. soup, our focus on wellness is working. Our lower sodium soup portfolio continued its strong performance, and we are well positioned to build on this success in fiscal year 2009, especially with the launch of ‘Campbell’s Select Harvest’ ready-to-serve soups. In addition, our soup businesses in Canada and Australia posted good results for the year.”
     Conant continued, “Looking at the rest of our portfolio, Pepperidge Farm once again delivered outstanding performance, and Arnott’s also had a strong year in its core biscuit business. In healthy beverages, our ‘V8’ brand, led by ‘V8 V-Fusion,’ reported double-digit sales growth for the year. In the emerging markets of Russia and China, we are encouraged by our progress in our first year in the marketplace, and we are optimistic about our expansion plans in both geographies.
     “Looking ahead to fiscal 2009, we have strong plans in place across our portfolio to win with consumers in our core categories.”
     Conant concluded, “In fiscal 2009, we expect our continuing operations, excluding the negative impact of one less week in the fiscal year and recent divestitures, to deliver sales growth in excess of our long-term target range of between 3 and 4 percent. We expect to deliver EBIT growth, excluding items impacting comparability, slightly below our long-term target growth rate of between 5 and 6 percent, reflecting the impact of one less week in the fiscal year, higher marketing spending behind increased innovation in the U.S. and increased investment spending in Russia and China.

Consistent with our long-term target growth rate, we expect to deliver adjusted net earnings per share growth between 5 and 7 percent from the fiscal 2008 adjusted base of $2.09.”
     The current and prior year’s net earnings included items that impacted comparability. These items are summarized below:

	Twelve Months
	2008		2007
(millions, except per share amounts)	Earnings	EPS	Earnings	EPS

Net earnings, as reported	$1,165	$3.06	$854	$2.16

Continuing Operations

Earnings from continuing operations, as reported	$671	$1.76	$792	$2.00

Adjustment for restructuring charges and related costs	107	0.28	—	—

Benefit from resolution of a state tax contingency	(13)	(0.03)	—	—

Adjustment for the reversal of legal reserves due to favorable results in litigation	—	—	(13)	(0.03)

Benefit from the settlement of bilateral advanced pricing agreements (APA) among the company, the U.S., and Canada related to royalties	—	—	(25)	(0.06)

Adjustment for gain on sale of idle manufacturing facility	—	—	(14)	(0.04)

Adjusted Earnings from continuing operations	$765	$2.01	$740	$1.87

Discontinued Operations

Earnings from discontinued operations, as reported	$494	$1.30	$62	$0.16

Adjustment for gain on sale of Godiva Chocolatier	(462)	(1.21)	—	—

Adjustment for gain on sale of UK/Ireland businesses and resolution of tax audits	—	—	(31)	(0.08)

Adjusted Earnings from discontinued operations	$32	$0.08 *	$31	$0.08

Adjusted Net earnings	$797	$2.09	$771	$1.95

*	Does not add due to rounding.
     Net earnings for fiscal 2008 were $1.165 billion, or $3.06 per share, compared to $854 million, or $2.16 per share, in the year-ago period.

     Excluding items impacting comparability, adjusted net earnings were $797 million compared to $771 million in the year-ago period. Adjusted net earnings per share were $2.09 in the current period compared to $1.95 in the prior period, an increase of 7 percent.
     For fiscal 2008, earnings from continuing operations were $671 million versus $792 million a year earlier. Earnings per share from continuing operations were $1.76 compared to $2.00 a year ago.
     Excluding the above-referenced items in both years, adjusted earnings from continuing operations for fiscal 2008 were $765 million compared to $740 million a year ago and adjusted earnings per share from continuing operations were $2.01 compared to $1.87 a year ago, an increase of 7 percent.
     Earnings from discontinued operations for the year were $494 million, or $1.30 per share, versus $62 million, or $0.16 per share, a year ago. Excluding items impacting comparability in both years, adjusted earnings from discontinued operations for the year were $32 million, or $0.08 per share, compared to $31 million, or $0.08 per share, a year ago.
     For fiscal 2008, net sales were $7.998 billion, an increase of 8 percent. Sales growth for the year reflects the following factors:
•	Volume and mix added 2 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 4 percent

•	Divestitures subtracted 1 percent

•	The 53rd week added 2 percent
Full Year Financial Details from Continuing Operations
•	Gross margin decreased to 39.6 percent from 40.6 percent. The decline was primarily due to escalating cost inflation, partially offset by higher selling prices and productivity gains.

•	Restructuring charges of $175 million included $120 million related to the loss on the sale of certain Australian salty snack foods brands and assets, $38 million for plant closures and $17 million related to streamlining the company’s management structure. An additional $7 million of accelerated depreciation was recorded in cost of products sold. Total costs to date in fiscal 2008 related to the company’s initiatives designed to improve operational efficiency and long-term profitability were $182 million.

•	Cash flow from operations for fiscal 2008 was $766 million compared to $674 million in the prior period.

•	During the fiscal year, Campbell repurchased 26 million shares for $903 million. The company completed its three-year $600 million share repurchase program and the program using approximately $600 million of the net proceeds from the sale of Godiva to repurchase shares. Campbell also repurchased shares under its practice to offset shares issued under incentive compensation plans. In June 2008, Campbell announced that its Board of Directors authorized a new three-year program to purchase up to $1.2 billion of its outstanding shares in open market and privately negotiated transactions.
Summary of Fiscal 2008 Fourth Quarter Results by Segment
U.S. Soup, Sauces and Beverages
     Sales for U.S. Soup, Sauces and Beverages were $673 million compared to $601 million a year ago, an increase of 12 percent. The change in sales reflects the following factors:
•	Price and sales allowances added 5 percent

•	Increased promotional spending subtracted 1 percent

•	The 53rd week added 8 percent
     On a reported basis, U.S. soup sales for the quarter increased 15 percent. Sales of condensed soup increased 14 percent, sales of ready-to-serve soup increased 13 percent and broth sales increased 21 percent.
     Excluding the benefit of the 53rd week, U.S. soup sales increased 6 percent, driven by the following:

•	Sales of “Campbell’s” condensed soups increased 6 percent with gains in both eating and cooking varieties.

•	Sales of ready-to-serve soups increased 5 percent due to solid gains in “Campbell’s Chunky” soups in both cans and microwavable bowls.

•	Sales of “Swanson” broth increased 13 percent.
     Further details of the sales results of this segment’s other businesses include:
•	Beverage sales increased primarily due to the impact of the 53rd week and the continued growth of “V8 V-Fusion” juice.

•	“Prego” pasta sauce sales increased primarily due to the 53rd week.

•	“Pace” Mexican sauces increased due to the 53rd week and a new line of specialty salsas.
     Operating earnings were $124 million compared to $84 million in the prior-year period. The increase in operating earnings was primarily due to higher pricing, productivity improvements, lower marketing expenses and the benefit of the 53rd week, partially offset by the impact of cost inflation.
     For fiscal 2008, U.S. Soup, Sauces and Beverages sales increased 5 percent to $3.674 billion. A breakdown of the change in sales follows:
•	Volume and mix added 3 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 1 percent

•	The 53rd week added 1 percent
     For the year, on a reported basis, U.S. soup sales increased 2 percent. Excluding the benefit of the 53rd week, U.S. soup sales increased 1 percent:
•	Sales of “Campbell’s” condensed soup were flat, with gains in cooking varieties offset by declines in eating varieties.

•	Sales of ready-to-serve soup increased 1 percent. Gains in “Campbell’s Chunky” and “Campbell’s Select” soup in cans were partially offset by declines in the convenience platform, which includes soups in microwavable bowls and cups.

•	U.S. soup sales continued to benefit from the success of lower sodium products.

•	“Swanson” broth sales increased 11 percent.
     Further details of the sales results of this segment’s other businesses include:
•	Excluding the impact of the 53rd week, beverage sales increased double digits. Sales growth was primarily driven by consumer demand for healthy beverages, with gains in “V-8” vegetable juice and “V-8 V-Fusion” juice, as well as in “V8 Splash” juice drinks. Beverage sales benefited from expanded distribution following an agreement with The Coca-Cola Company and Coca-Cola Enterprises Inc. to distribute Campbell’s single-serve refrigerated beverages in North America.

•	Sales of “Prego” pasta sauce and “Pace” Mexican sauces increased.
     Operating earnings were $891 million compared to $861 million in the year-ago period. The increase in operating earnings was primarily due to higher sales volumes, productivity improvements and higher price realization, partially offset by the impact of cost inflation.
Baking and Snacking
     Sales for Baking and Snacking were $533 million, an increase of 13 percent from a year ago. A breakdown of the change in sales follows:
•	Volume and mix added 1 percent

•	Price and sales allowances added 8 percent

•	Increased promotional spending subtracted 3 percent

•	Currency added 5 percent

•	Divestitures subtracted 6 percent

•	The 53rd week added 8 percent
     Further details of sales results include the following:
•	Pepperidge Farm achieved double-digit sales growth, primarily driven by gains in the cookies and crackers and bakery businesses and the positive impact of the 53rd week. Excluding the impact of the 53rd week:

•	In the cookies and crackers business, sales growth was driven by continued consumer demand for “Goldfish” snack crackers, the launch of Baked Naturals, a line of adult savory snack crackers, and growth in cookies.

•	The bakery business delivered double-digit sales gains behind continued consumer demand for whole-grain breads and growth in sandwich rolls.

•	Arnott’s sales increased primarily due to the favorable impact of currency and biscuit growth, offset by the divestiture of certain Australian salty snack foods brands.
     Operating earnings increased to $72 million compared with $49 million a year ago. The increase in operating earnings was due to higher earnings in Arnott’s, the benefit of the 53rd week and the favorable impact of currency.
     For fiscal 2008, sales increased 11 percent to $2.058 billion. A breakdown of the change in sales follows:
•	Volume and mix added 2 percent

•	Price and sales allowances added 6 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 5 percent

•	Divestitures subtracted 3 percent

•	The 53rd week added 2 percent
     Further details of sales results include the following:
•	Pepperidge Farm sales increased across all businesses: cookies and crackers, bakery and frozen.
•	The cookies and crackers business posted strong gains due to the continued growth of “Goldfish” snack crackers, the launch of Baked Naturals crackers, and growth in distinctive cookies.

•	Increased bakery sales were driven by gains in whole-grain varieties and sandwich rolls.
•	Arnott’s sales increased due to the favorable impact of currency, biscuit growth and the benefit of the 53rd week, partially offset by the divestiture of certain Australian salty snack foods brands and the company’s biscuit business in Papua New Guinea.
     Operating earnings were $120 million compared to $238 million in the year-ago period. The current period included $144 million of restructuring charges. Operating earnings in the prior period included a $23 million gain from the sale of the Pepperidge Farm facility. Excluding the gain from the sale and restructuring charges, the increase in operating earnings was primarily due to earnings growth in Arnott’s biscuits, the favorable impact of currency and gains in Pepperidge Farm.
International Soup, Sauces and Beverages
     Sales for International Soup, Sauces and Beverages were $362 million, an increase of 17 percent compared to a year ago. The change in sales reflects the following factors:
•	Volume and mix subtracted 3 percent

•	Price and sales allowances added 1 percent

•	Currency added 11 percent

•	The 53rd week added 8 percent
     Excluding the impact of the 53rd week, further details of sales results include the following:
•	Sales in Europe increased due to the favorable impact of currency and growth in the Belgium business, partially offset by declines in France and Germany, where the company exited the private label soup business.

•	Sales in the Asia Pacific region increased due to the favorable impact of currency and growth in the Australian soup business.

•	In Canada, sales increased due to the favorable impact of currency.
     Operating earnings were $27 million compared to $18 million in the year-ago period. The current quarter included $3 million in restructuring charges. Excluding the restructuring charges, the increase in operating earnings was driven by growth in the Canadian business, the favorable impact of currency and the benefit of the 53rd week, partially offset by impairment charges on certain trademarks and costs associated with the launch of new products in Russia and China.
     For fiscal 2008, sales increased 15 percent to $1.610 billion. A breakdown of the change in sales follows:
•	Volume and mix added 2 percent

•	Currency added 11 percent

•	The 53rd week added 2 percent
     Excluding the impact of the 53rd week, further details of sales results include the following:
•	Sales in Europe increased due to the favorable impact of currency and volume-driven gains in the Belgium business, which were partially offset by a decline in Germany.

•	In the Asia Pacific region, sales increased due to the favorable impact of currency and growth in the Australian soup business.

•	In Canada, sales increased primarily due to the favorable impact of currency and growth in the soup and beverages businesses.
     Operating earnings increased to $179 million from $168 million in the year-ago period. The current period included $9 million of restructuring charges. Excluding the restructuring charges, the increase in operating earnings was primarily due to the favorable impact of currency and growth in the Canadian and Australian soup businesses, partially offset by costs associated with the launch of new products in Russia and China and impairment charges on certain trademarks.
North America Foodservice
     Sales were $147 million, an increase of 7 percent. A breakdown of the change in sales follows:
•	Volume and mix subtracted 6 percent

•	Price and sales allowances added 4 percent

•	Currency added 1 percent

•	The 53rd week added 8 percent

     Excluding the impact of the 53rd week, sales declined. Sales declines in refrigerated soup were partially offset by gains in frozen and canned soups.
     Operating earnings were $0 compared to operating earnings of $17 million in the prior period. The current quarter included $7 million of costs related to improving operational efficiency and long-term profitability. The prior year included a $10 million gain related to a settlement in lieu of condemnation of a refrigerated soup facility in Washington State.
     For fiscal 2008, sales increased 3 percent to $656 million. A breakdown of the change in sales follows:
•	Volume and mix subtracted 2 percent

•	Price and sales allowances added 2 percent

•	Increased promotional spending subtracted 1 percent

•	Currency added 2 percent

•	The 53rd week added 2 percent
     Operating earnings decreased to $40 million from $78 million in the year-ago period. The current year included $29 million of restructuring charges and related costs to improve operational efficiency and long-term profitability. The prior year included a $10 million gain related to a settlement in lieu of condemnation of a refrigerated soup facility in Washington State, partially offset by relocation and start-up costs associated with the replacement facility. The current year’s earnings also were adversely impacted by cost inflation, partially offset by higher selling prices and productivity gains.

Non-GAAP Financial Information
     A reconciliation of the adjusted fiscal 2008 and 2007 financial information to the reported financial information is attached to this release and can also be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section.
Conference Call
     The company will host a conference call to discuss these results on September 11, 2008 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-866-835-8825 and non-U.S. participants at 1-703-639-1407. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at www.campbellsoupcompany.com and can be accessed by clicking on the “Shareholder Event / Webcast” banner. A recording of the call will be available approximately two hours after it is completed through midnight September 18, 2008 at 1-888-266-2081 or 1-703-925-2533. The access code is 1276968.
Reporting Segments
     Campbell Soup Company earnings results are reported for the following segments:
     U.S. Soup, Sauces and Beverages includes the following retail businesses: “Campbell’s” brand condensed and ready-to-serve soups, “Swanson” broth and canned poultry businesses, “Prego” pasta sauce, “Pace” Mexican sauce, “Campbell’s Chunky” chili, “Campbell’s” canned pasta, gravies and beans, “Campbell’s Supper Bakes” meal kits, “V8” vegetable juices, “V8 V-Fusion” juices, “V8 Splash” juice beverages, and “Campbell’s” tomato juice.
     Baking and Snacking includes the following businesses: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail, “Arnott’s” biscuits in Australia and Asia Pacific, and “Arnott’s” salty snacks in Australia.
     International Soup, Sauces and Beverages includes the soup, sauce and beverage businesses outside of the United States, including Canada, Europe, Mexico, Latin America, and the Asia Pacific region.

     North America Foodservice includes the Away From Home business in the U.S. and Canada.
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup, baked snacks, and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” and “V8.” For more information on the company, visit Campbell’s website at www.campbellsoup.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, pricing, share repurchase, new product introductions and innovation, cost-saving initiatives, quality improvements, and portfolio strategies, including divestitures, on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	August 3,	July 29,
	2008	2007

Net sales	$1,715	$1,520

Costs and expenses
Cost of products sold	1,051	926
Marketing and selling expenses	263	261
Administrative expenses	168	170
Research and development expenses	33	35
Other expenses / (income)	9	(12)
Restructuring charges	3	—

Total costs and expenses	1,527	1,380

Earnings before interest and taxes	188	140
Interest, net	38	38

Earnings before taxes	150	102

Taxes on earnings	61	44

Earnings from continuing operations	89	58
Earnings from discontinued operations	—	3

Net earnings	$89	$61

Per share — basic
Earnings from continuing operations	$.25	$.15
Earnings from discontinued operations	—	.01

Net earnings	$.25	$.16

Dividends	$.22	$.20

Weighted average shares outstanding — basic	363	382

Per share — assuming dilution
Earnings from continuing operations	$.24	$.15
Earnings from discontinued operations	—	.01

Net earnings	$.24	$.16

Weighted average shares outstanding — assuming dilution	371	392

In fiscal 2008, the company recorded a pre-tax restructuring charge of $3 and expenses in Cost of products sold of $7 (aggregate impact of $7 after tax or $.02 per share) related to the previously announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure.
In the first quarter of fiscal 2007, the company completed the sale of its businesses in the United Kingdom and Ireland. In the fourth quarter of fiscal 2007, a $1 after-tax gain from the sale was recognized. Additionally, a $7 tax benefit ($0.02 per share) was recognized from the favorable resolution of tax audits in the United Kingdom. The aggregate impact on earnings from discontinued operations was $8 ($.02 per share) in the fourth quarter.
The period ended August 3, 2008 had 14 weeks. The period ended July 29, 2007 had 13 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	August 3,	July 29,
	2008	2007

Net sales	$7,998	$7,385

Costs and expenses
Cost of products sold	4,827	4,384
Marketing and selling expenses	1,162	1,106
Administrative expenses	608	571
Research and development expenses	115	111
Other expenses / (income)	13	(30)
Restructuring charges	175	—

Total costs and expenses	6,900	6,142

Earnings before interest and taxes	1,098	1,243
Interest, net	159	144

Earnings before taxes	939	1,099

Taxes on earnings	268	307

Earnings from continuing operations	671	792
Earnings from discontinued operations	494	62

Net earnings	$1,165	$854

Per share — basic
Earnings from continuing operations	$1.80	$2.05
Earnings from discontinued operations	1.32	.16

Net earnings	$3.12	$2.21

Dividends	$.88	$.80

Weighted average shares outstanding — basic	373	386

Per share — assuming dilution
Earnings from continuing operations	$1.76	$2.00
Earnings from discontinued operations	1.30	.16

Net earnings	$3.06	$2.16

Weighted average shares outstanding — assuming dilution	381	396

In fiscal 2008, the company recorded a pre-tax restructuring charge of $175 and $7 of expenses in Cost of products sold (aggregate impact of $107 after tax or $.28 per share) related to the previously announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure.
In fiscal 2008, the company recognized an after-tax gain of $462 ($1.21 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
In the second quarter of fiscal 2008, the company recognized a $13 ($.03 per share) tax benefit in continuing operations related to the favorable resolution of state tax contingency.
In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Administrative expenses.

In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $0.06 per share.
In the second quarter of fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility. The gain is included in Other expenses / (income).
In the first quarter of fiscal 2007, the company completed the sale of its businesses in the United Kingdom and Ireland. The total after-tax gain recognized on the sale in 2007 in earnings from discontinued operations was $24 ($0.06 per share). Of this amount, $1 was recognized in the fourth quarter of fiscal 2007. Additionally, in the fourth quarter of fiscal 2007, a $7 tax benefit ($0.02 per share) was recognized from the favorable resolution of tax audits in the United Kingdom. The aggregate impact on earnings from discontinued operations was $8 ($.02 per share) in the fourth quarter and $31 ($.08 per share) for fiscal 2007.
Fiscal 2008 had 53 weeks. Fiscal 2007 had 52 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	THREE MONTHS ENDED
	August 3,	July 29,	Percent
	2008	2007	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$673	$601	12%
Baking and Snacking	533	471	13%
International Soup, Sauces and Beverages	362	310	17%
North America Foodservice	147	138	7%

Total sales	$1,715	$1,520	13%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$124	$84
Baking and Snacking	72	49
International Soup, Sauces and Beverages	27	18
North America Foodservice	—	17

Total operating earnings	223	168
Unallocated corporate expenses	(35)	(28)

Earnings before interest and taxes	188	140
Interest, net	(38)	(38)
Taxes on earnings	(61)	(44)

Earnings from continuing operations	89	58
Earnings from discontinued operations	—	3

Net earnings	$89	$61

Per share — assuming dilution
Earnings from continuing operations	$.24	$.15
Earnings from discontinued operations	—	.01

Net earnings	$.24	$.16

In connection with the sale of the Godiva business, the company revised its allocation methodology for corporate overhead expenses and restated historical results of all segments. In 2008, following the distribution agreement with The Coca-Cola Company and Coca-Cola Enterprises Inc., sales and earnings of certain beverage products are reported in U.S. Soup, Sauces and Beverages and International Soup, Sauces and Beverages, which were historically included in North America Foodservice. To enhance comparability, the company has restated the historical results of these segments.
In fiscal 2008, the company recorded a pre-tax restructuring charge of $3 and expenses in Cost of products sold of $7 (aggregate impact of $7 after tax or $.02 per share) related to the previously announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. The restructuring charge was recognized in the following segments: International Soup, Sauces and Beverages — $3, and North America Foodservice — $7.
In the first quarter of fiscal 2007, the company completed the sale of its businesses in the United Kingdom and Ireland. In the fourth quarter of fiscal 2007, a $1 after-tax gain from the sale was recognized. Additionally, a $7 tax benefit ($0.02 per share) was recognized from the favorable resolution of tax audits in the United Kingdom. The aggregate impact on earnings from discontinued operations was $8 ($.02 per share) in the fourth quarter.
The period ended August 3, 2008 had 14 weeks. The period ended July 29, 2007 had 13 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	TWELVE MONTHS ENDED
	August 3,	July 29,	Percent
	2008	2007	Change
Sales
Contributions:
U.S. Soup, Sauces and Beverages	$3,674	$3,495	5%
Baking and Snacking	2,058	1,850	11%
International Soup, Sauces and Beverages	1,610	1,402	15%
North America Foodservice	656	638	3%

Total sales	$7,998	$7,385	8%

Earnings
Contributions:
U.S. Soup, Sauces and Beverages	$891	$861
Baking and Snacking	120	238
International Soup, Sauces and Beverages	179	168
North America Foodservice	40	78

Total operating earnings	1,230	1,345
Unallocated corporate expenses	(132)	(102)

Earnings before interest and taxes	1,098	1,243
Interest, net	(159)	(144)
Taxes on earnings	(268)	(307)

Earnings from continuing operations	671	792
Earnings from discontinued operations	494	62

Net earnings	$1,165	$854

Per share — assuming dilution
Earnings from continuing operations	$1.76	$2.00
Earnings from discontinued operations	1.30	.16

Net earnings	$3.06	$2.16

In connection with the sale of the Godiva business, the company revised its allocation methodology for corporate overhead expenses and restated historical results of all segments. In 2008, following the distribution agreement with The Coca-Cola Company and Coca-Cola Enterprises Inc., sales and earnings of certain beverage products are reported in U.S. Soup, Sauces and Beverages and International Soup, Sauces and Beverages, which were historically included in North America Foodservice. To enhance comparability, the company has restated the historical results of these segments.
In fiscal 2008, the company recorded a pre-tax restructuring charge of $175 and $7 of expenses in Cost of products sold (aggregate impact of $107 after tax or $.28 per share) related to the previously announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. The restructuring charge was recognized in the following segments: Baking and Snacking — $144, International Soup, Sauces and Beverages — $9, and North America Foodservice — $29.
In fiscal 2008, the company recognized an after-tax gain of $462 ($1.21 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.
In the second quarter of fiscal 2008, the company recognized a $13 (or $.03 per share) tax benefit in continuing operations related to the favorable resolution of state tax contingency.

In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 ($13 after tax or $.03 per share) from the reversal of legal reserves due to favorable results in litigation. The benefit is included in Unallocated corporate expenses.
In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 ($3 after tax). The aggregate impact on earnings from continuing operations was $25, or $.06 per share.
In the second quarter of fiscal 2007, the company recognized a pre-tax gain of $23 ($14 after tax or $.04 per share) from the sale of an idle manufacturing facility in the Baking and Snacking segment.
In the first quarter of fiscal 2007, the company completed the sale of its businesses in the United Kingdom and Ireland. The total after-tax gain recognized on the sale in 2007 in earnings from discontinued operations was $24 ($0.06 per share). Of this amount, $1 was recognized in the fourth quarter of fiscal 2007. Additionally, in the fourth quarter of fiscal 2007, a $7 tax benefit ($0.02 per share) was recognized from the favorable resolution of tax audits in the United Kingdom. The aggregate impact on earnings from discontinued operations was $8 ($.02 per share) in the fourth quarter and $31 ($.08 per share) for fiscal 2007.
Fiscal 2008 had 53 weeks. Fiscal 2007 had 52 weeks.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS
(millions)

	August 3,	July 29,
	2008	2007

Current assets	$1,652	$1,578
Current assets held for sale	41	—
Plant assets, net	1,939	2,042
Intangible assets, net	2,603	2,487
Other assets	211	338
Non-current assets held for sale	28	—

Total assets	$6,474	$6,445

Current liabilities	$2,382	$2,030
Current liabilities held for sale	21	—
Long-term debt	1,633	2,074
Other liabilities	1,119	1,046
Non-current liabilities held for sale	1	—
Shareowners’ equity	1,318	1,295

Total liabilities and shareowners’ equity	$6,474	$6,445

Total debt	$2,615	$2,669

Cash and cash equivalents	$81	$71

Net debt	$2,534	$2,598

Reconciliation of GAAP and Non-GAAP Financial Measures
Fiscal Year Ended August 3, 2008
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company’s financial position at August 3, 2008 and July 29, 2007, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	August 3, 2008	July 29, 2007

Current notes payable	$982	$595
Long-term debt	1,633	2,074

Total debt	$2,615	$2,669

Less: Cash and cash equivalents	(81)	(71)

Net debt	$2,534	$2,598

Items Impacting Net Earnings
The company believes that financial information excluding certain transactions not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its earnings results if these transactions are excluded from the results.
The following items impacted net earnings:
(1)	In 2008, the company announced initiatives to improve operational efficiency and long-term profitability, including selling certain salty snack food brands and assets in Australia, closing certain production facilities in Australia and Canada, and streamlining the company’s management structure. In the fourth quarter of fiscal 2008, the company recorded a pre-tax restructuring charge of $3 million and expenses in cost of products sold of $7 million (aggregate impact of $7 million after tax or $0.02 per share) in earnings from continuing operations related to these initiatives. For the year ended August 3, 2008, the company recorded pre-tax restructuring charges of $175 million and $7 million of expenses in cost of products sold (aggregate impact of $107 million after tax or $0.28 per share), related to these initiatives.

(2)	In the second quarter of fiscal 2008, the company recorded a non-cash tax benefit of $13 million ($0.03 per share) in earnings from continuing operations from the favorable resolution of a state tax contingency in the United States.

(3)	In fiscal 2008, the company recognized a pre-tax gain of $698 million ($462 million after tax or $1.21 per share) in earnings from discontinued operations from the sale of the Godiva Chocolatier business.

(4)	In the third quarter of fiscal 2007, the company recorded a pre-tax non-cash benefit of $20 million ($13 million after tax or $0.03 per share) in earnings from continuing operations from the reversal of legal reserves due to favorable results in litigation.

(5)	In the third quarter of fiscal 2007, the company recorded a tax benefit of $22 million resulting from the settlement of bilateral advance pricing agreements (“APA”) among the company, the United States, and Canada related to royalties. In addition, the company reduced net interest expense by $4 million ($3 million after tax). The aggregate impact on earnings from continuing operations was $25 million ($0.06 per share).

(6)	In the second quarter of fiscal 2007, the company recorded a pre-tax gain of $23 million ($14 million after tax or $0.04 per share) in earnings from continuing operations associated with the sale of an idle manufacturing facility.

(7)	In the first quarter of fiscal 2007, the company completed the sale of its businesses in the United Kingdom and Ireland. The total after-tax gain recognized on the sale in 2007 in earnings from discontinued operations was $24 million ($0.06 per share). Of this amount, $1 million was recognized in the fourth quarter of fiscal 2007. Additionally, in the fourth quarter of fiscal 2007, a $7 million tax benefit ($0.02 per share) was recognized in earnings from discontinued operations from the favorable resolution of tax audits in the United Kingdom. The aggregate after-tax impact of these items in 2007 was $31 million ($0.08 per share).

The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Fourth Quarter
(millions, except per share amounts)	Aug. 3, 2008	July 29, 2007	% Change

Earnings before interest and taxes, as reported	$188	$140
Add: Restructuring charges and related costs (1)	10	—

Adjusted Earnings before interest and taxes	$198	$140	41%

Interest, net, as reported	$38	$38

Adjusted Earnings before taxes	$160	$102

Taxes on earnings, as reported	$61	$44
Add: Tax benefit from restructuring charges and related costs (1)	3	—

Adjusted Taxes on earnings	$64	$44

Adjusted effective income tax rate	40.0%	43.1%

Earnings from continuing operations, as reported	$89	$58
Add: Net adjustment from restructuring charges and related costs (1)	7	—

Adjusted Earnings from continuing operations	$96	$58	66%

Earnings from discontinued operations, as reported	$—	$3
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (7)	—	(8)

Adjusted Earnings from discontinued operations	$—	$(5)

Adjusted Net earnings	$96	$53	81%

Diluted earnings per share — continuing operations, as reported	$0.24	$0.15
Add: Net adjustment from restructuring charges and related costs (1)	0.02	—

Adjusted Diluted earnings per share — continuing operations	$0.26	$0.15	73%

Diluted earnings per share — discontinued operations, as reported	$—	$0.01
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (7)	—	(0.02)

Adjusted Diluted earnings per share — discontinued operations	$—	$(0.01)

Diluted net earnings per share, as reported	$0.24	$0.16
Add: Net adjustment from restructuring charges and related costs (1)	0.02	—
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (7)	—	(0.02)

Adjusted Diluted net earnings per share	$0.26	$0.14	86%

	Year-to-Date
(millions, except per share amounts)	Aug. 3, 2008	July 29, 2007	% Change

Earnings before interest and taxes, as reported	$1,098	$1,243
Add: Restructuring charges and related costs (1)	182	—
Deduct: Reversal of legal reserves (4)	—	(20)
Deduct: Gain on sale of an idle manufacturing facility (6)	—	(23)

Adjusted Earnings before interest and taxes	$1,280	$1,200	7%

Interest, net, as reported	$159	$144
Add: Reduction in interest expense related to the settlement of the APA (5)	—	4

Adjusted interest, net	$159	$148

Adjusted Earnings before taxes	$1,121	$1,052

Taxes on earnings, as reported	$268	$307
Add: Tax benefit from restructuring charges and related costs (1)	75	—
Add: Tax benefit from resolution of a state tax contingency (2)	13	—
Deduct: Tax impact of reversal of legal reserves (4)	—	(7)
Deduct: Tax impact of reduction of interest expense related to settlement of the APA (5)	—	(1)
Add: Tax benefit from settlement of the APA (5)	—	22
Deduct: Tax impact of gain on sale of an idle manufacturing facility (6)	—	(9)

Adjusted Taxes on earnings	$356	$312

Adjusted effective income tax rate	31.8%	29.7%

Earnings from continuing operations, as reported	$671	$792
Add: Net adjustment from restructuring charges and related costs (1)	107	—
Deduct: Benefit from resolution of a state tax contingency (2)	(13)	—
Deduct: Net adjustment related to reversal of legal reserves (4)	—	(13)
Deduct: Net benefit from settlement of the APA (5)	—	(25)
Deduct: Gain on sale of an idle manufacturing facility (6)	—	(14)

Adjusted Earnings from continuing operations	$765	$740	3%

Earnings from discontinued operations, as reported	$494	$62
Deduct: Gain on sale of the Godiva Chocolatier business (3)	(462)	—
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (7)	—	(31)

Adjusted Earnings from discontinued operations	$32	$31

Adjusted Net earnings	$797	$771	3%

Diluted earnings per share — continuing operations, as reported	$1.76	$2.00
Add: Net adjustment from restructuring charges and related costs (1)	0.28	—
Deduct: Benefit from resolution of state tax contingency (2)	(0.03)	—
Deduct: Net adjustment related to reversal of legal reserves (4)	—	(0.03)
Deduct: Net benefit from settlement of the APA (5)	—	(0.06)
Deduct: Gain on sale of an idle manufacturing facility (6)	—	(0.04)

Adjusted Diluted earnings per share — continuing operations	$2.01	$1.87	7%

Diluted earnings per share — discontinued operations, as reported	$1.30	$0.16
Deduct: Gain on sale of the Godiva Chocolatier business (3)	(1.21)	—
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (7)	—	(0.08)

Adjusted Diluted earnings per share — discontinued operations *	$0.08	$0.08	—%

	Year-to-Date
(millions, except per share amounts)	Aug. 3, 2008	July 29, 2007	% Change

Diluted net earnings per share, as reported	$3.06	$2.16
Add: Net adjustment from restructuring charges and related costs (1)	0.28	—
Deduct: Benefit from resolution of a state tax contingency (2)	(0.03)	—
Deduct: Gain on sale of the Godiva Chocolatier business (3)	(1.21)	—
Deduct: Net adjustment related to reversal of legal reserves (4)	—	(0.03)
Deduct: Net benefit from settlement of the APA (5)	—	(0.06)
Deduct: Gain on sale of an idle manufacturing facility (6)	—	(0.04)
Deduct: Gain on sale of UK/Ireland businesses and resolution of tax audits (7)	—	(0.08)

Adjusted Diluted net earnings per share*	$2.09	$1.95	7%

*	The sum of the individual per share amounts does not equal due to rounding.